Exhibit 99.1

Hawthorn Bancshares Announces Earnings

LEE’S SUMMIT, Mo. — November 5, 2009 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the third quarter ended September 30.

Consolidated net income was $1.9 million and $4.2 million for the three months and nine months ended September 30, 2009, respectively. This compares with net income of $2.0 million and $4.4 million for the third quarter and nine months of 2008, respectively.

After deducting quarterly dividends of $0.5 million on the preferred stock issued to the U.S. Treasury under the Capital Purchase Program in December 2008, Hawthorn earned $0.33 per diluted common share for the quarter ended September 30, 2009, versus $0.47 for the quarter ended September 30, 2008. After deducting preferred dividends of $1.5 million, Hawthorn earned $0.62 per diluted common share for the nine months ended September 30, 2009 compared to 2008 earnings per share of $1.02.

Net interest income increased $0.6 million and $1.1 million for the three months and nine months ended September 30, 2009 as compared to the comparable periods of 2008. Those increases were offset by higher FDIC insurance premiums and larger loan loss provisions. FDIC insurance assessments increased $0.4 million and $1.9 million, and the provision for loan losses increased $0.3 million and $0.5 million, respectively, as compared to the comparable periods of 2008.

The annualized return on average assets for the three months and nine months ended September 30, 2009 was 0.60% and 0.44%, respectively, compared to 0.63% and 0.48% for the same periods in 2008. The annualized return on average equity for the quarter and nine months ended September 30, 2009 was 7.03% and 4.51%, respectively, compared to 7.17% and 5.25% for the same periods in 2008.

In commenting on earnings performance, Chairman & CEO James E. Smith said “Despite an extremely difficult economic environment, and significant increases in FDIC insurance costs, all three quarters of 2009 have reported stable core operations and increasing net interest income. Additionally, our leverage and total risk-based capital ratios continue to far exceed regulatory requirements at 11.24% and 16.50%, respectively.”

Nonperforming assets increased to 3.66% of total assets from 2.55% at December 31, 2008 due primarily to deterioration in the commercial real estate portfolio. Regarding asset quality, Chairman & CEO Smith said “Management is addressing deterioration in credit quality, especially in our commercial real estate loan portfolio. We are focusing on aggressive problem loan resolution as evidenced by an $8.2 million increase from September 30, 2008 in the volume of foreclosed assets and performing troubled debt restructuring. With a $1.3 million provision for loan losses for the quarter, we continue to reserve what we believe to be a sufficient amount in loan provisions for future losses.”

Hawthorn increased the allowance for loan losses to 1.40% of total loans from 1.26% at December 31, 2008 through 2009 loan loss provisions of $4.4 million.

Comparing September 30, 2009 balances with December 31, 2008, total assets decreased slightly to $1.2 billion. Loans, net of allowance for loan losses, also declined slightly to $979.5 million, while investment securities increased 6.1% to $167.9 million. Total deposits increased 1.3% to $968.1 million. During the same period, stockholders’ equity increased 1.9% to $108.5 million or 8.7% of total assets after paying common and preferred stock dividends totaling $3.2 million.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	September 30, 2009	December 31, 2008

Loans, net of allowance for loan losses	$979,524,887	$996,436,986
Debt and equity securities	167,889,059	158,276,179
Total assets	1,240,227,674	1,279,698,867
Deposits	968,134,872	955,296,389
Total stockholders’ equity	108,491,553	106,418,383
	Three Months	Three Months
Statement of income information:	Ended September 30, 2009	Ended September 30, 2008

Total interest income	$15,910,128	$17,429,827
Total interest expense	5,474,147	7,575,364

Net interest income	10,435,981	9,854,463
Provision for loan losses	1,250,000	1,000,000
Noninterest income	2,600,606	2,321,325
Noninterest expense	9,039,739	8,381,843

Pre-tax income	2,746,848	2,793,945
Income taxes	840,070	779,745

Net income	1,906,778	2,014,200
Preferred dividend to U.S. Treasury	497,306	—

Net income available to common shareholders	1,409,472	2,014,200

Earnings Per Common Share:
Basic:	$0.33	$0.47 **
Diluted:	$0.33	$0.47 **
	Nine Months	Nine Months
Statement of income information:	Ended September 30, 2009	Ended September 30, 2008

Total interest income	$48,005,123	$52,976,799
Total interest expense	18,021,282	24,061,782

Net interest income	29,983,841	28,915,017
Provision for loan losses	4,404,000	3,950,000
Noninterest income	8,172,864	7,008,504
Noninterest expense	27,695,948	25,652,373
Investment securities gains, Net		2,773

Pre-tax income	6,056,757	6,323,921
Income taxes	1,889,060	1,905,386

Net income	4,167,697	4,418,535
Preferred dividend to U.S. Treasury	1,491,918	—

Net income available to common shareholders	2,675,779	4,418,535

Earnings Per Common Share:
Basic:	$0.62	$1.02 **
Diluted:	$0.62	$1.02 **

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008

Return (loss) on average assets (annualized)	0.44%	0.36%	0.34%	(2.45)%
Return (loss) on average common equity (annualized)	4.51%	3.22%	2.88%	(27.33)%
Allowance for loan losses to total loans	1.40%	1.36%	1.31%	1.26%
Nonperforming loans to total loans	3.41%	2.91%	2.93%	2.46%
Nonperforming assets to loans and foreclosed assets	4.52%	3.64%	3.64%	3.21%	3.21%
Allowance for loan losses to nonperforming loans	41.11%	46.56%	44.75%	50.94%	50.94%
Non-GAAP financial information:	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	December 31, 2008

Tangible common stockholders’ equity	$76,710,044*	$74,886,003*	$74,831,493*	$75,228,767*
Tangible common stockholders’ equity per share	17.83	17.41**	17.39**	17.49**
	December 31, 2008

Return on average assets		0.20%***
Return on average common equity		2.24%***

*	Excludes preferred stock and intangibles.

**	Adjusted to give effect to 4% common stock dividend paid July 1, 2009.

• Excludes loss from writeoff of Goodwill in the quarter ended December 31, 2008.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.